Exhibit 99.1

NEWS RELEASE Release No. 126-8-4

414 Union Street	Contact:
Nashville, TN 37219	Mary Cohn (Media Relations)
615.986.5600	615.986.5886
Fax: 615.986.5666	Becky Barckley/Mike Kinney (Investor Relations)
615.986.5600

FOR RELEASE AT 11:00 A.M. EDT  - TUESDAY, AUGUST 17, 2004

LP Announces New Chief Executive Officer

Nashville, Tenn. (Aug. 17, 2004) – Louisiana-Pacific Corporation (LP) (NYSE: LPX) announced today that Chairman and Chief Executive Officer Mark A. Suwyn will retire from the company effective October 31, 2004.  After a three-year succession planning and development process led by Suwyn, Richard W. Frost, LP’s executive vice president, Commodity Products, Procurement and Engineering, was named to succeed Suwyn as chief executive officer and will become a member of LP’s board of directors.  E. Gary Cook, a current member of LP’s board of directors, will succeed Suwyn in his capacity as chairman of the board.

“Mark came to LP at a critical time in its history.  The company was faced with numerous and very serious challenges involving product liability, hostile investors and an organization in disarray.  Mark quickly and creatively led a cultural transformation and established LP as leader in work-place safety, environmental systems management, and business ethics,” stated Cook.  “Mark was able to demonstrate that good corporate governance and safe, fair and equal employment practices are hallmarks of a profitable company.   Implementing his vision, LP was transformed into a focused company with an industry-leading low cost position in its commodity businesses and excellent growth prospects for its specialty product offerings.  The company is enjoying record profits and has one of the strongest balance sheets among forest products companies.  The employees, board, communities, and investors of LP owe Mark the highest levels of appreciation for his outstanding leadership of our company.”

“The board and I have planned for this succession for several years.  I congratulate Rick on his selection by the board,” said Suwyn.  “Rick has been a key part of a strong leadership team for the past eight years. His persistent drive for excellence in operations, his skillful negotiation abilities, and his strong relationship with employees at all levels are among the talents I have admired as Rick progressed to higher levels of responsibility.  I leave very confident in the future of LP, as we have a great collection of businesses, outstanding people, and a responsive leadership team.”

“I am honored to lead this great group of talented people that are the backbone of LP’s success.  I am confident that together we will build on the success started by Mark.  He has been a great

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mentor and by involving me in so many operational and strategic decisions, he has prepared me well for my new responsibilities,” said Frost in a communication to LP employees today.

Frost joined LP in 1996, continuing his 27-year career in the forest products industry.  Since coming to LP, Frost introduced modern plantation forestry, consolidated all purchasing and logistics operations for the company, created the successful Chilean operations, and, most recently, has been managing the Oriented Strand Board (OSB) and Engineered Wood Products businesses, as well as overseeing Corporate Engineering and all procurement activities.  As a member of the executive management team, Frost has been an active participant in setting strategic direction and overseeing recent restructuring activities, including the sale of numerous facilities and assets.  He is currently the chairman of the Forest Resources Association and serves on the board of the Forest Products Association of Canada.

Cook has served on the LP board of directors since 2000.  He was formerly the chairman, president and chief executive officer of Witco Corporation, a global specialty chemicals company, until his retirement in 1999.  Cook is also a director of Trimeris Corporation, a biopharmaceutical company.

LP is a premier supplier of building materials, delivering innovative, high-quality commodity and specialty products to its retail, wholesale, homebuilding and industrial customers. Visit LP’s web site at www.lpcorp.com for additional information on the company.

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FORWARD LOOKING STATEMENTS

This news release contains statements concerning Louisiana-Pacific Corporation’s (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters address in these statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those contemplated by these, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts, market demand for the company’s products, and prices for structural products; the effect of forestry, land use, environmental and other governmental regulations; the ability to obtain regulatory approvals, and the risk of losses from fires, floods and other natural disasters. These and other factors that could cause or contribute to actual results differing materially from those contemplated by such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.